HERITAGE COMMERCE CORP
                          AMENDED AND RESTATED
                      1994 TANDEM STOCK OPTION PLAN

1.	Purpose
The purpose of the Heritage Commerce Corp 1994
Tandem Stock Option Plan (the "Plan") is to strengthen the Heritage Commerce Corp (the "Company") and those corporations which are or hereafter become subsidiary corporations of the Company by providing an additional means of attracting and retaining competent directors and personnel and by providing to participating directors, officers and key employees added incentive for high levels of performance. The Plan seeks to accomplish these purposes and achieve these results by providing a means whereby such directors, officers and key employees may purchase shares of the common stock of the Company pursuant to options granted in accordance with this Plan.

Options granted pursuant to this Plan are intended to be "Incentive Stock Options" within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), or "Nonqualified Stock
Options", as shall be determined and designated upon the grant of each option hereunder.

2.	 Administration
This Plan shall be administered by a committee
(the "Personnel and Planning Committee") consisting of certain members of the Board of Directors (the "Board") who from time to time shall be selected by the Board. Any action of the Personnel and Planning Committee with respect to the administration of the Plan shall be taken pursuant to a majority vote, or the unanimous written consent, of its members. If no Personnel and Planning Committee is selected, the Board as a whole shall act as such Personnel and Planning Committee. Vacancies occurring in the membership of the Personnel and Planning Committee shall be filled by appointment by the Board. With regard to the granting of a stock option to a member of the Board such member must abstain from voting.

Subject to the express provisions of the Plan, the Personnel and Planning Committee (or the Board, if applicable) shall have the authority to construe and interpret the Plan, define the terms used therein, prescribe, amend and rescind, rules and regulations relating to administration of the Plan, and make all other determinations necessary or advisable for administration of the Plan. Determinations of the Personnel and Planning Committee (or the Board, if applicable) on matters referred to in this section shall be final and conclusive.

3.	Incentive Stock Options

(a)	Incentive stock options granted under this
Plan are intended to be qualified under Section 422 of the Code. Each incentive stock option agreement shall contain such terms and provisions as the Personnel and Planning

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Committee (or the Board, if applicable) may determine to be necessary in order to qualify options granted thereunder as incentive stock options within the meaning of Section 422 of the Code.

(b)	Full-time salaried officers and key employees
of the Company or of subsidiary corporations (as that term is defined in Section 424(f) of the Code), shall be eligible for selection to participate in the incentive stock option portion of the Plan. No director of this Bank who is not also a full-time salaried officer or employee of the Company or a subsidiary corporation, may be granted an incentive stock option hereunder. Subject to the express provisions of the Plan, the Personnel and Planning Committee (or the Board, if applicable) shall select from the eligible class of employees and make recommendations to the Board concerning the individuals to whom incentive stock options shall be granted, the terms and provisions of the respective incentive stock option agreements, the times at which such incentive stock options shall be granted, and the number of shares subject to each incentive option. An individual who has been granted an incentive stock option hereunder may, if he or she is otherwise eligible, be granted additional incentive stock options if the Board shall so determine.

(c)	The Board shall determine the individuals who
shall receive incentive stock options and the terms and provisions of the incentive stock options, and shall grant such incentive stock options to such individuals. Notwithstanding the above, however, the Board may delegate to the Personnel and Planning Committee the power to determine the individuals who shall receive incentive stock options and the terms and provisions of such incentive stock options, and the power to grant incentive stock options to such individuals.

(d)	Except as described in subsection (f) below,
the Board or the Personnel and Planning Committee, if authorized, shall not grant an incentive stock option to purchase shares of the Company's common stock to any individual who, at the time of the grant, owns stock possessing more than 10% of the total combined voting power or value of all classes of stock of the Company or a subsidiary corporation. The attribution rules of Section
424(d) of the Code shall apply in the determination of ownership of stock for these purposes.

(e)	The aggregate fair market value (determined
as of the time the incentive stock option is granted) of stock with respect to which incentive stock options are exercisable for the first time by an individual during any calendar year (under all plans of the Company and its subsidiary corporations, if any) shall not exceed $100,000, plus any greater amount as may be permitted under subsequent amendments to the Code.

(f)	The purchase price of stock subject to each
incentive stock option shall be determined by the Board (or the Personnel and Planning Committee, if authorized), but shall not be less than the greater of $8.66 per share or one hundred percent (100%) of the fair market value of such stock at the time such option is granted, except, in the case of officers and key employees who at the time of the grant own more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a subsidiary corporation (as defined in Section 422 of the Code), in which case the purchase price of the stock shall not be less than the greater of $9.53 per share or 110 percent (110%) of the fair market value of such stock at the time such option is granted and the term of such option

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shall be for no more than five (5) years.  The fair market
value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation Section 20.2031-2.

(g)	No incentive stock option pursuant to this
Plan shall be granted to any eligible individual, if such option grant along with all other outstanding stock options of such individual would result in such individual having options to acquire a number of shares of the Company that would in total be in excess of ten percent (10%) of the outstanding shares of the Company.

4.	Nonqualified Stock Options

(a)	All options granted which are (i) in excess
of the aggregate fair market value limitations set forth in
Section 3(e) hereof, (ii) designated at the time of the grant as "nonqualified", or (iii) intended to be incentive stock options but do not meet the requirements of incentive stock options, shall be deemed nonqualified stock options.
Nonqualified stock options granted hereunder shall be so designated in the nonqualified stock option agreement entered into between the Company and the optionee.

(b)	Directors, full-time salaried officers
(including full-time salaried officers who are also directors) and key employees of the Company or a subsidiary corporation shall be eligible for selection to participate in the nonqualified stock option portion of the Plan. Subject to the express provisions of the Plan, the Personnel and Planning Committee (or the Board, if applicable) shall

    (i) select from the eligible class of individuals and make recommendations to the Board concerning the individuals to whom nonqualified stock options shall be granted,

   (ii) determine the discretionary terms and provisions of the respective nonqualified stock option agreements (which need not be identical),

  (iii) determine the times at which such nonqualified stock options shall be granted, and

   (iv) determine the number of shares subject to each nonqualified stock option. An individual who has been granted a nonqualified stock option may, if he or she is otherwise eligible, be granted additional nonqualified stock options if the Board shall so determine.

(c)	The Board shall determine the individuals who
shall receive nonqualified stock options and the terms and provisions of the nonqualified stock options, and shall grant such nonqualified stock options to such individuals. Notwithstanding the above, however, the Board may delegate to the Personnel and Planning Committee the power to determine the individuals who shall receive nonqualified stock options, the terms and provisions of such nonqualified stock options, and the power to grant nonqualified stock options to such individuals.

(d)	The purchase price of stock subject to each
nonqualified stock option shall be determined by the Board (or the Personnel and Planning Committee, if authorized), but shall not be less than the greater of $8.66 per share or one hundred percent (100%) of the fair market value of such stock at the time such option is granted. The fair market value of such stock shall be determined in accordance with any reasonable valuation method, including the valuation methods described in Treasury Regulation 20.2031-2.

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(e)	No nonqualified stock option pursuant to this
Plan shall be granted to any eligible individual, if such option grant along with all other outstanding stock options of such individual would result in such individual having options to acquire a number of shares of the Company that would in total be in excess of ten percent (10%) of the outstanding shares of the Company.

5.	Stock Subject to the Plan

Subject to adjustments as provided in Section 12, hereof, the stock to be offered under the Plan shall be shares of the Company's authorized but unissued common stock (hereinafter called "stock") and the aggregate amount of stock to be delivered upon exercise of all options granted under this Plan shall not exceed 657,446 shares. If any option shall be canceled, surrendered or expire for any reason without having been exercised in full, the underlying shares subject thereto shall again be available for purposes of this Plan.

6.	Continuation of Employment

Nothing contained in the Plan (or in any option agreement) shall obligate the Company or any subsidiary corporation to employ any optionee for any period or interfere in any way with the right of the Company or a subsidiary corporation to reduce the optionee's compensation. However, except as otherwise permitted in the Plan, the Company may not change the terms of any option without the approval of the optionee.

7.	Exercise of Options

(a)	Procedure for Exercise of Options.  No option
shall be exercisable until all necessary regulatory and shareholder approvals for this Plan are obtained. Except as otherwise provided in this section, each option shall be exercisable in such installments, which need not be equal or identical, and upon such contingencies as the Board (or the Personnel and Planning Committee, if authorized) shall determine; provided, however, that if an optionee shall not in any given installment period purchase all of the shares which the optionee is entitled to purchase in such installment period, the optionee's right to purchase any shares not purchased in such installment period shall continue until expiration or termination of such option. Fractional share interests shall be disregarded, except that they may be accumulated. Not less than ten (10) shares may be purchased at any one time unless the number of shares purchased is the total number of shares which is exercisable at such time. Options shall be exercised by written notice delivered to the Company stating the number of shares with respect to which the option is being exercised. Payment of the exercise price shall be made either (i) in cash (including check, bank draft or money order), or (ii) with the consent of the Board (or the Personnel and Planning Committee, if authorized) and subject to Section 7(b), by delivering shares of common stock already owned by the optionee, or (iii) by a combination of these forms of payment. If the option is being exercised by any person other than the optionee, said notice shall be accompanied by proof, satisfactory to counsel for the Company, of the right of such person to exercise the option. Optionees will have no rights as shareholders with respect to stock of the Company subject to their stock option agreements until the date of issuance of the stock certificate to them.

(b)	Payment with Stock.  With the consent of the
Board (or the Personnel and Planning Committee, if authorized), the optionee may deliver common stock already owned by the optionee, valued at fair market value as of the closing date, in full or partial payment of the exercise price of the shares of common stock subject to any option; provided, however, that no common stock already owned by the optionee which is "statutory option stock" as defined in
Section 424(c)(3) of the Code may be delivered in payment of the exercise price if the applicable holding period requirements for such common stock under Sections 422(a)(1) or 423(a)(1) of the Code have not been met at the time of exercise.

(c)	Cashless Exercise.  With the consent to the
Board (or the Personnel and Planning Committee, if authorized) and subject to applicable holding periods after grant of an option, an optionee may engage through a broker in a "cashless exercise," pursuant to which the optionee sells all or some of the shares acquired substantially simultaneously with the exercise of the option and remits to the Company net proceed of the sale equal to the exercise price, and in such case the Company shall cooperate with the optionee in this process; provided, the optionee shall bear any costs of such process.

(d)	Tax Withholding on Options Exercised by an
Employee. The Company will not deliver shares to an employee/optionee upon the exercise of an option unless the optionee has agreed to satisfactory arrangements for meeting all applicable federal, state, and local tax withholding requirements; provided, however, that the Board (or the Personnel and Planning Committee, if authorized) may permit an employee who exercises a non-qualified stock option to satisfy all or part of his or her withholding tax obligations by having the Company withhold a portion of the shares that otherwise would be issued to him or her upon exercise of the non-qualified stock options.

8.	Nontransferability of Options

Each option shall, by its terms, be
nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during his or her lifetime only by the optionee; provided, however, that any non-qualified option may be transferred by the optionee to any member of the optionee's immediate family, to a partnership the members of which are all members of the optionee's immediate family, or to a family trust the beneficiaries of which are all members of the optionee's immediate family.

9.	Cessation of Directorship or Employment

Except as provided in Sections 10 and 20 hereof, if an optionee ceases to be a director or an employee of the Company or a subsidiary corporation for any reason other than his or her disability (as defined in Section 22(e)(3) of the Code) or death, the optionee's option shall expire ninety (90) days (or, in the case of a non-qualified option, following such longer period as may be specified by the Board or the Personnel and Planning Committee, if authorized) after the date of termination of such directorship or employment. During the period after cessation of directorship or employment, such option shall be exercisable only as to those installments, if any, which have accrued and/or vested as of the date on which the optionee ceased to be a director or employee of the Company or a subsidiary corporation.

10.	Termination of Employment for Cause

If the stock option agreement so provides and if an optionee's employment by the Company or a subsidiary corporation is terminated for cause, the optionee's option shall expire immediately, provided, however, the Board may, in its sole discretion, within thirty (30) days of such termination, reinstate the option by giving written notice of such reinstatement to optionee at the optionee's last known address. In the event of such reinstatement, the optionee may exercise this option only to such extent, for such time, and upon such terms and conditions as if he or she had ceased to be employed by the Company or a subsidiary corporation upon the date of such termination for a reason other than cause, disability or death. Termination for cause shall include, but not be limited to, termination for malfeasance or gross misfeasance in the performance of duties or conviction of illegal activity in connection therewith.

11.	Disability or Death of Optionee

If any optionee dies while serving as a director or employee of the Company or a subsidiary corporation, the option shall expire one (1) year after the date of such death, except as provided in Section 20 hereof. After such death but before such expiration, the persons to whom the optionee's rights under this option shall have passed by will or by the applicable laws of descent and distribution or the executor or administrator of optionee's estate shall have the right to exercise such option to the extent that installments, if any, had accrued and/or vested as of the date on which the optionee ceased to be director or employee of the Company or a subsidiary corporation.
If the optionee shall terminate his or her directorship or employment because of disability (as defined in Section 22(e) (3) of the Code), the optionee may exercise this option to the extent he or she is entitled to do so at the date of termination at any time within one (1) year of the date of termination, except as provided in Section 20 hereof.

If any optionee dies during the ninety (90) day period referred to in Section 9 hereof, the option shall expire one (1) year after the date of such death, except as provided in Section 20 hereof .

12.	Adjustment Upon Changes in Capitalization

If the outstanding shares of the stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, stock dividend, stock consolidation or otherwise, without consideration to the Company, an appropriate and proportionate adjustment shall be made in the number and kind of shares as to which options may be granted. A corresponding adjustment changing the number or kind of shares and the exercise price per share allocated to unexercised options or portions thereof, which shall have been granted prior to any such change shall likewise be made. Any adjustment under this Section 12 shall be made by the Board, whose determination as to what adjustments shall be made, and the extent thereof, shall be final and conclusive. No fractional shares of stock shall be issued or made available under the Plan on account of any such adjustment, and fractional share-interests shall be disregarded, except that they may be accumulated.

13.	Effect of 1996 and 1997 Stock Dividends.

The references in Sections 3(f) and 4(d) of this Plan to the per share exercise price of options and the reference in Section 5 of this Plan to the number of shares available under the Plan for grants of options have been adjusted to reflect a 10 percent stock dividend paid to shareholders of record as of February 5, 1996 and a 5 percent stock dividend paid to shareholders of record as of February 5, 1997.

14.	Terminating Events

A Terminating Event shall be defined as any one of the following events: (i) a dissolution or liquidation of the Company; (ii) a reorganization, merger or consolidation of the Company with one or more corporations, the result of which (A) the Company is not the surviving corporation or
(B) the Company becomes a subsidiary of another corporation (which shall be deemed to have occurred if another corporation shall own directly or indirectly, over 80% of the aggregate voting power of all outstanding equity securities of the Company); (iii) a sale of substantially all the assets of the Company to another corporation; or
(iv) a sale of the equity securities of the Company representing more than 80% of the aggregate voting power of all outstanding equity securities of the Company to any person or entity, or any group of persons and/or entities acting in concert. Upon a Terminating Event (i) the Company shall deliver to each optionee no less than thirty (30) days prior to the Terminating Event, written notification of the Terminating Event and the optionee's right to exercise all options granted pursuant to this Plan, whether or not vested under this Plan or applicable stock option agreement, and
(ii) all outstanding options granted pursuant to this Plan shall completely vest and become immediately exercisable as to all shares granted pursuant to the option immediately prior to such Terminating Event. This right of exercise shall be conditional upon execution of a final plan of dissolution or liquidation or a definitive agreement of consolidation or merger. Upon the occurrence of the Terminating Event all then outstanding options and the Plan shall terminate; provided, however, that any outstanding options not exercised as of the occurrence of the Terminating Event shall not terminate if there is a successor corporation which assumes the outstanding options or substitutes for such options, new options covering the stock of the successor corporation with appropriate adjustments as to the number and kind of shares and prices.

15.	Amendment and Termination

The Board may at any time suspend, amend or terminate the Plan and may, with the consent of the optionee, make such modification of the terms and conditions of the option as it shall deem advisable; provided that, except as permitted under the provision of Section 12 and 13 hereof, no amendment or modification which would:

   (a) increase the maximum number of shares which may be purchased pursuant to options granted under the Plan either in the aggregate or by an individual;

   (b)	change the minimum option price;

   (c)	increase the maximum term of options provided for herein; or

   (d)	permit options to be granted to anyone other than
       directors, full-time salaried officers (including a full-time salaried officer who is also a director) or key employees of the Company or a subsidiary corporation;

may be adopted without the Company having first obtained any necessary regulatory and shareholder approvals required by law. No option may be granted during any suspension or after termination of the Plan. Amendment, suspension or termination of the Plan shall not (except as otherwise provided in Section 12 hereof ), without the consent of the optionee, alter or impair any rights or obligations under any option theretofore granted.

16.	Time of Granting Options

The time an option is granted, sometimes referred to as the date of grant, shall be the day of the action of the Board (or Personnel and Planning Committee, if authorized) described in Sections 3(c) and 4(c) hereof; provided, however, that if appropriate resolutions of the Board (or the Personnel and Planning Committee, if authorized) indicate that an option is granted as of and on some future date, the time such option is granted shall be such future date. If action by the Board (or the Personnel and Planning Committee, if authorized) is taken by unanimous written consent of its members, the action of the Board (or the Personnel and Planning Committee) shall be deemed to be at the time the last Board (or Personnel and Planning Committee) member signs the consent.

17.	Privileges of Stock Ownership:  Securities Law Compliance

No optionee shall be entitled to the privileges of stock ownership as to any shares of stock not actually issued. No shares shall be purchased upon the exercise of any option unless and until all applicable requirements of any regulatory agency having jurisdiction over the Company and all applicable requirements of any exchange upon which stock of the Company may be listed, shall have been fully complied with.

18.	Effective Date of the Plan

The Plan shall be deemed adopted by the Board as of June 6, 1994 and shall be effective immediately subject to approval by the shareholders of the Company (within one year after adoption by the Board) by vote of a majority of the outstanding shares represented and voting at a meeting of shareholders and by a majority of the disinterested shares represented and voting at the meeting of the shareholders, and the approval of the California State
Banking Department.

19.	Termination

Unless previously terminated by the Board, the Plan shall terminate at the close of business on a date ten
(10) years from the earlier of the date of approval by the Company's outstanding shares or the date of adoption of this Plan by the Board. No options shall be granted under the Plan thereafter, but such termination shall not affect any option theretofore granted.

20.	Option Agreement

Each option shall be evidenced by a written stock option agreement executed by the Company and the optionee and shall contain each of the provisions and agreements herein specifically required to be contained therein, and such other terms and conditions as are deemed desirable and are not inconsistent with the Plan. A copy of the stock option agreement and this Plan shall be furnished to each optionee.

21.	Option Period

Each option and all rights and obligations thereunder shall expire on such date as the Board (or the Personnel and Planning Committee if authorized) may determine, but not later than ten (10) years from the date such option is granted, and shall be subject to earlier termination as provided elsewhere in the Plan.


                               HERITAGE BANK OF COMMERCE